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EXHIBIT A-3

                              COLUMBIA GAS SYSTEM
                             INTRASYSTEM MONEY POOL
                              EVIDENCE OF DEPOSIT


$ (see attached schedule)
                                                            Wilmington, Delaware
                                                            ______________, 1994


         The undersigned, Columbia Gas System Service Corporation, a Delaware corporation, ("Service"), in its capacity as Agent of the funds invested in Columbia Gas System's Intrasystem Money Pool (the "Money Pool"), hereby acknowledges receipt of the aggregate unpaid principal amount of all investments deposited in the Money Pool (that are posted on the schedule annexed hereto and made a part hereof) made by the investor to the undersigned pursuant to the short-term financing authorization approved by the Securities and Exchange Commission.

         Under the terms of Money Pool Borrowing, the subsidiaries pay interest on the unpaid principal amount hereof from time to time from the date hereof at the rate per annum equal to the Money Pool's weighted average short-term investment rate. Should there be no Money Pool investments, the rate will be the prior month's Federal Funds rate as published in the Federal Reserve Statistical Release, Publication H.15 (519). Interest shall be payable monthly in arrears and upon payment (including prepayment) in full of the unpaid principal amount hereof. Upon demand for payment, demand will be made of the borrowing Subsidiaries.

         IN WITNESS WHEREOF said Columbia Gas System Service Corporation pursuant to due authorization has caused this Evidence of Deposit to be executed on behalf of Columbia's Intrasystem Money Pool by its duly authorized officers, all as of the aforementioned Note Execution Date first above written.



                                           (Columbia Intrasystem Money Pool)




                                           By:  _____________________________
                                           Title:





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